Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As previously disclosed, on December 13, 2021, Ultralife Corporation (the “Company”) completed its acquisition of all issued and outstanding shares of Excell Battery Canada Inc., a British Columbia corporation (“Excell Canada”), and 656700 B.C. Ltd., a British Columbia corporation (“656700”) and its wholly owned subsidiary Excell Battery Corporation USA, a Texas corporation (“Excell USA” collectively, with 656700 and Excell Canada, “Excell”) for an aggregate net purchase price of $23.5 million in cash (the “Excell Acquisition”).

The unaudited pro forma condensed combined statements of comprehensive income for the nine-month period ended September 30, 2021 and year ended December 31, 2020 give effect to the Excell Acquisition as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives effect to the Excell Acquisition as if it had occurred on September 30, 2021.

The unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are factually supportable, directly attributable to the Excell Acquisition, and expected to have a continuing impact on the combined results. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read together with the pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the Company’s unaudited consolidated financial statements contained in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2021, the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the audited combined consolidated financial statements of Excell as of December 12, 2021 and for the period from February 1, 2021 to December 12, 2021, as filed hereto as Exhibit 99.2.

The unaudited pro forma condensed combined financial information is for informational purposes only and should not be considered indicative of the results of operations had the Excell Acquisition been completed as of the dates indicated and does not purport to indicate the future combined financial position or results of operations.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2021

(Dollars In Thousands)

	Ultralife Corporation and Subsidiaries Historical	Excell Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined

Current Assets:

Cash and Restricted Cash	$15,853	$4,300	$(6,954)	a	$13,199

Trade Accounts Receivable, Net	16,235	3,310	260	b	19,805

Inventories, Net	28,179	3,418	204	b,c	31,801

Prepaid Expense and Other Current Assets	4,271	714	71	b	5,056

Total Current Assets	64,538	11,742	(6,419)		69,861

Property, Equipment and Improvements, Net	23,035	472	(43)	d	23,464

Goodwill	26,998	-	11,019	e	38,017

Other Intangible Assets, Net	8,725	-	8,830	f	17,555

Deferred Income Taxes, Net	11,700	36	(615)	i	11,121

Other Non-Current Assets	1,816	31	960	g	2,807

Total Assets	$136,812	$12,281	$13,732		$162,825

Current Liabilities:

Accounts Payable	$9,206	$1,021	$429	b	$10,656

Accrued Compensation and Related Benefits	1,153	239	301	b	1,693

Accrued Expenses and Other Current Liabilities	6,076	603	118	b, g	6,797

Current Portion of Long-Term Debt	253	-	2,000	h	2,253

Income Taxes Payable	-	40	(40)	b	-

Total Current Liabilities	16,688	1,903	2,808		21,399

Long-Term Debt	-	-	18,866	h	18,866

Deferred Income Taxes, Net	475	-	1,633	i	2,108

Other Non-Current Liabilities	1,103	-	803	g	1,906

Total Liabilities	18,266	1,903	24,110		44,279

Total Shareholders' Equity	118,546	10,378	(10,378)	j	118,546

Total Liabilities and Shareholders' Equity	$136,812	$12,281	$13,732		$162,825

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income

Nine-Month Period Ended September 30, 2021

(Dollars In Thousands, Except Per Share Amounts)

	Ultralife Corporation and Subsidiaries Historical	Excell Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined

Revenues	$74,504	$15,604	$-		$90,108

Cost of Products Sold	55,151	12,059	-		67,210

Gross Profit	19,353	3,545	-		22,898

Operating Expenses:
Selling, General & Administrative	12,866	2,215	273	f	15,354
Research & Development	5,223	10	-		5,233

	18,089	2,225	273		20,587

Operating Income	1,264	1,320	(273)		2,311
Other Expense (Income)
Interest Expense, Net	164	-	415	j	579
Other Income, Net	(88)	(741)	-		(829)

	76	(741)	415		(250)

Income Before Income Taxes	1,188	2,061	(688)		2,561

Income Tax Provision (Benefit)	290	421	(155)	k	556

Net Income	898	1,640	(533)		2,005

Net Income Attributable to Non-Controlling Interest	1	-	-		1

Net Income Attrributable to Ultralife Corporation	897	1,640	(533)		2,004

Other Comprehensive Loss	(37)	-	-		(37)

Comprehensive Income Attributable to Ultralife Corporation	860	1,640	(533)		1,967

Net Income Per Share Attributable to Ultralife Corporation Common Shareholders - Basic	$0.06				$0.13

Net Income Per Share Attributable to Ultralife Corporation Common Shareholders - Diluted	$0.06				$0.12

Weighted Average Shares Outstanding - Basic	16,020				16,020

Weighted Average Shares Outstanding - Diluted	16,200				16,200

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income

Year Ended December 31, 2020

(Dollars In Thousands, Except Per Share Amounts)

	Ultralife Corporation and Subsidiaries Historical	Excell Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined

Revenues	$107,712	$18,114	$-		$125,826

Cost of Products Sold	78,553	14,902	-		93,455

Gross Profit	29,159	3,212	-		32,371

Operating Expenses:
Selling, General & Administrative	17,511	3,149	724	f	21,384
Research & Development	5,947	19	-		5,966

	23,458	3,168	724		27,350

Operating Income	5,701	44	(724)	l	5,021

Other Expense (Income)
Gain on Litigation Settlement	(1,593)	-	-		(1,593)
Interest Expense, Net	436	-	600	j	1,036
Other Income, Net	(165)	(481)	-		(646)

	(1,322)	(481)	600		(1,203)

Income Before Income Taxes	7,023	525	(1,324)		6,224

Income Tax Provision (Benefit)	1,692	190	(307)	k	1,575

Net Income	5,331	335	(1,017)		4,649

Net Income Attributable to Non-Controlling Interest	99	-	-		99

Net Income Attrributable to Ultralife Corporation	5,232	335	(1,017)		4,550

Other Comprehensive Income	749	-	-		749

Comprehensive Income Attributable to Ultralife Corporation	5,981	335	(1,017)		5,299

Net Income Per Share Attributable to Ultralife Corporation Common Shareholders - Basic	$0.33				$0.29

Net Income Per Share Attributable to Ultralife Corporation Common Shareholders - Diluted	$0.33				$0.28

Weighted Average Shares Outstanding - Basic	15,902				15,902

Weighted Average Shares Outstanding - Diluted	16,096				16,096

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(Dollars in Thousands)

Note 1 – Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to the pro forma events that are factually supportable, directly attributable to the acquisition, and expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) Topic 805, Business Combinations. As an acquirer for accounting purposes, the Company has estimated the fair value of the assets acquired and liabilities assumed and ensured that the accounting policies of Excell were consistent with that of the Company.

The pro forma condensed combined financial information does not necessarily reflect what the combined company’s results of operations would have been had the acquisition occurred as of the date indicated. They also may not be useful in predicting the future results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

No adjustments have been made to the pro forma condensed combined financial information to reflect potential synergies or cost savings that may result from the business combination.

Note 2 – Funding Transaction

The Company completed the Excell Acquisition for an aggregate net purchase price of $23.5 million in cash.  The purchase price was funded by the Company through a combination of cash on-hand and borrowings under the Credit Facilities (as defined in Item 2.03 of the Original Form 8-K).

Note 3 – Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair market value of the assets acquired and liabilities assumed. The following table summarizes the preliminary allocation of the purchase price as of the date of the Excell Acquisition.

Cash	$736
Accounts receivable	3,570
Inventories	3,622
Prepaid expenses and other current assets	785
Property, plant and equipment	429
Goodwill	11,019
Other intangible assets	8,830
Other noncurrent assets	991
Accounts payable	(1,450)
Accrued compensation and related benefits	(540)
Accrued expenses and other current liabilities	(720)
Deferred tax liability, net	(2,213)
Other noncurrent liabilities	(803)
Net assets acquired	$24,256

The preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma condensed combined statement of comprehensive income. The final purchase price allocation is subject to change as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include changes in the valuation of assets acquired and liabilities assumed, including but not limited to intangible assets, inventories, fixed assets, deferred taxes and residual goodwill.

Note 4 – Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)

Represents cash on-hand of $3,390 paid by the Company upon closing the Excell Acquisition, comprised of $3,276 paid to the Seller and $114 in debt issuance costs, and the elimination of the Excell cash balance at September 30, 2021.

(b)	Reflects changes in working capital as of the acquisition date based on the preliminary purchase price allocation as shown in Note 3.

(c)

Reflects a $177 step-up adjustment to recognize acquired finished goods and work in process inventory at estimated fair value as of the acquisition date, determined based on the estimated selling price of the inventory less the remaining manufacturing and selling effort and a normal profit margin on those manufacturing and selling efforts. The step-up in inventory will increase cost of products sold by $177 over approximately two months from the date of acquisition as the inventory is sold. The increase is not reflected in the pro forma condensed combined statement of comprehensive income because it does not have a continuing impact.

(d)

Reflects adjustment of the acquired Excell property, plant and equipment to estimated fair value as of the date of acquisition. Estimated useful lives of the acquired assets range from two (2) to five (5) years. The Company’s estimated depreciation expense to be recognized on the acquired property, plant and equipment approximates Excell’s historical depreciation expense.

(e)

Represents the goodwill resulting from the Excell Acquisition based on the preliminary valuation of the assets acquired and liabilities assumed as of the acquisition date. Refer to Note 3 for the preliminary purchase price allocation.

(f)

Reflects the preliminary valuation of identifiable intangible assets acquired. The estimated fair value of identifiable intangible assets was determined using the income approach which requires a forecast of all expected future cash flows and the use of certain assumptions and estimates. The following table summarizes the estimated fair value and annual amortization for each of the identifiable intangible assets.

			Annual Amortization
	Estimated Fair Value	Amortization Period (Years)	Year 1	Year 2	Year 3	Year 4	Year 5
Customer relationships	$4,070	15	$271	$271	$271	$271	$271
Trade name	3,150	Indefinite	-	-	-	-	-
Customer contracts	1,130	15	75	75	75	75	75
Backlog	360	1	360	-	-	-	-
Technology	120	7	17	17	17	17	17
Total	$8,830		$724	$364	$364	$364	$364

(g)	Represents acquired right-of-use assets and assumed lease liabilities of $960 for Excell’s operating facilities. The current and long-term lease liabilities assumed are $157 and $803, respectively.

(h)

Represents $20,980 in total borrowings under the Amended Credit Agreement used to finance the Excell Acquisition. Borrowings are comprised of $10,000 principal on the Term Loan Facility and $10,980 drawn against the Revolving Credit Facility. Debt issuance costs of $114, including placement, renewal and legal fees, are reflected as an offset against long-term debt and will be amortized over the term of the Amended Credit Facilities.

(i)

Reflects net deferred tax liabilities assumed of $1,633 and $579 in Canada and the U.S., respectively, primarily comprised of deferred tax liabilities recognized on the identifiable intangible assets acquired.

(j)	Represents the elimination of the historical shareholders’ equity of Excell.

(k)	Reflects the income tax effect of pro forma adjustments.

(l)

The historical operating results of Excell and the combined pro forma results presented for the year ended December 31, 2020 reflect a charge of $950 for the write-off of disposed inventory which had not been reserved in preceding periods.

Note 5 – Non-Recurring Transaction Costs

Non-recurring transaction costs of $354 directly related to the acquisition, including one-time accounting, legal and due diligence services, were incurred and expensed during the three-month period ended December 31, 2021. These costs are not reflected in the pro forma condensed combined statement of comprehensive income because they do not have a continuing impact.